Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
July 6, 2006	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES

RESULTS FOR FIRST QUARTER OF FISCAL 2007

Highlights:

•	Net sales increased 3% to $1.4 billion

•	Seed sales increased 16%

•	The company achieved net income of $58.3 million or $1.11 per diluted share

•	The company completed a tender offer and refinancing of its long-term debt on June 1, 2006

GREELEY, Colo. – July 6, 2006 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced financial results for the first quarter of fiscal 2007 that ended on May 28, 2006.

First quarter sales increased by three percent to $1,398.0 million, compared to $1,356.9 million for the same period last year. The recent acquisition of the remaining 50 percent interest in UAP Timberland, a distributor that sells primarily chemicals to the timber and vegetation management markets, contributed approximately $27 million of sales that were not included last year.

First quarter sales of seed increased to $321.6 million—up 16 percent from $276.3 million for the same period last year. The increase was due to volume growth in both third party and proprietary brands of corn, cotton, and soybeans, and higher prices due to increased sales of seed with enhanced traits.

Sales of chemicals in the first quarter decreased slightly to $714.0 million from $723.5 million in the same period last year. The acquisition of UAP Timberland contributed approximately $24 million to chemical sales that were not included last year. Excluding that acquisition, chemical sales declined, primarily due to lower fungicide and herbicide sales. Fungicide sales were lower due to decreased demand for those products that control Asian Soybean Rust. Overall herbicide sales declined due to the continued adoption of seed varieties with Roundup Ready technology traits. This was partially offset by a corresponding sales volume increase in glyphosate herbicides. Insecticide sales were slightly lower than last year due to the wider adoption of insect tolerant corn. Sales of chemicals for seed treatment were higher as growers trend towards increasing purchases of seed protection products to protect their investment in seed.

Sales of fertilizer in the first quarter decreased slightly to $334.3 million from $336.4 million in the same period last year. This reduction was due to lower sales volume, which was partially offset by increased unit prices compared to last year. We believe higher prices caused some of our customers to reduce fertilizer purchases compared to the same period last year.

Gross profit grew to $185.6 million in the first quarter compared to $169.2 million for the same period last year. The increase in gross profit was due primarily to the timing of vendor rebate income. Due to changes in vendor rebate programs and enhanced rebate tracking ability, rebate income recognized in the fiscal first quarter was approximately $18.7 million higher compared to the same period last year. Last year, these additional rebates were recognized later in the fiscal year. Adjusted for rebate timing, gross profit for the first quarter would have been approximately $166.9 million, a decrease from last year. This decrease was due primarily to lower fertilizer sales volumes, which were partially offset by gains from increased seed sales.

First quarter net income was $58.3 million or $1.11 per diluted share compared to net income of $49.4 million or $0.94 per diluted share in the same period last year.

“This was a challenging quarter but we are pleased with our ability to work with our customers to meet their needs while creating value for our shareholders,” said L. Kenny Cordell, UAP Holding Corp.’s president and chief executive officer.

In the first quarter, average trade working capital(1) decreased to $329.6 million on a twelve month trailing average basis. Average trade working capital as a percentage of sales improved to 11.9 percent from 14.5 percent in fiscal first quarter 2006. “We are pleased with the improvement on the balance sheet. On June 1, 2006, we successfully completed the previously announced debt refinancing, which provides us with a more flexible capital structure,” said David W. Bullock, UAP Holding Corp.’s chief financial officer.

Guidance

The company traditionally has more than 75 percent of annual net sales occur in the first and second fiscal quarters of the year. Given the challenging external environment and the company’s financial performance for the first quarter, the company is revising its earnings guidance to $1.25 to $1.40 per diluted share, not including any charges related to the refinancing of debt.

UAP Holding Corp. Revenue Breakout

Net Sales (millions)	Q1 2007	Q1 2006	% Chg
Chemical	$714.0	$723.5	(1)%
Fertilizer	334.3	336.4	(1)%
Seed	321.6	276.3	16%
Other	28.2	20.7	36%

Total	$1,398.0	$1,356.9	3%

Conference call information

The company will hold a conference call to discuss fiscal first quarter 2007 results at 5:00 p.m. EDT this afternoon. The call will be webcast live over the Internet from the company’s web site at www.uap.com under “Investor Information.” Participants should follow the instructions provided on the web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 800-810-0924 (domestic) or 913-981-4900 (international) and specifying that they are joining the UAP Holding Corp. conference call.

Following the live conference call, a replay will be available on the Company’s web site. The replay also will be available one hour after the call by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering passcode 5184820. The telephonic replay will be available for seven days.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including crop protection chemicals, seeds and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its debt agreements, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, and other risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on May 12, 2006 and in the other documents the company files with the Securities and Exchange Commission from time to time.

-Financial Tables Follow-

UAP HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share amounts)

(unaudited)

	May 28, 2006	February 26, 2006	May 29, 2005
ASSETS
Current assets:
Cash and cash equivalents	$29,800	$79,168	$15,779
Receivables, less allowance for doubtful accounts of $14,634, $12,770 and $15,524	1,131,516	288,879	1,009,097
Inventories	714,215	730,771	681,913
Deferred income taxes	21,546	21,168	21,223
Vendor prepay	9,833	69,841	33,360
Other current assets	5,642	16,123	5,978

Total current assets	1,912,552	1,205,950	1,767,350
Property, plant and equipment	119,264	114,991	107,414
Less accumulated depreciation	(26,793)	(24,676)	(17,876)

Property, plant and equipment, net	92,471	90,315	89,538
Goodwill	35,551	27,167	34,645
Intangible assets, net	26,255	26,121	25,561
Deferred income taxes	8,674	9,951	7,544
Debt issue costs, net	15,957	17,155	20,186
Investment in unconsolidated affiliates	—	4,166	3,360
Other assets	1,715	1,085	784

Total assets	$2,093,175	$1,381,910	$1,948,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,408,791	$819,071	$1,306,343
Short-term debt	133,784	—	—
Other accrued liabilities	116,189	73,962	122,551
Income taxes payable	24,901	—	35,379
Deferred income taxes	1,496	1,433	108

Total current liabilities	1,685,161	894,466	1,464,381
Long-term debt	175,347	306,339	298,456
Other non-current liabilities	1,854	1,890	3,645
Deferred income taxes	19,152	19,476	23,156
Commitments and contingencies (note 9)
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 50,967,958, 50,814,430 and 50,434,372 issued and outstanding, respectively	51	51	50
Management stock — rabbi trust	1,978	3,956	4,819
Additional paid-in capital	121,661	117,392	110,036
Retained earnings	81,377	32,606	41,547
Accumulated other comprehensive income	6,594	5,734	2,878

Stockholders’ equity	211,661	159,739	159,330

Total liabilities and stockholders’ equity	$2,093,175	$1,381,910	$1,948,968

UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(dollars in thousands, except share and earnings per share amounts)

(unaudited)

	Thirteen Weeks Ended
	May 28, 2006	May 29, 2005
Net sales	$1,398,023	$1,356,910
Costs and expenses:
Cost of goods sold	1,212,374	1,187,739

Gross profit	185,649	169,171
Selling, general and administrative expenses	88,974	86,348
Gain on sale of assets	(250)	(18)
Restructuring costs	108	396
Royalties, service charges and other income and expenses	(7,206)	(7,761)

Operating income	104,023	90,206

Interest expense	8,289	8,328
Finance related and other charges	482	—

Income before income taxes	95,252	81,878
Income tax expense	36,936	32,491

Net income	$58,316	$49,387

Earnings per share:
Basic	$1.15	$0.98
Diluted	$1.11	$0.94
Cash dividends declared per share of common stock	$0.1875	$0.125
Weighted average shares outstanding:
Basic	50,851,510	50,432,696
Diluted	52,370,178	52,261,501

UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Thirteen Weeks Ended May 28, 2006	Thirteen Weeks Ended May 29, 2005
Operations
Net income	$58,316	$49,387
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	2,876	2,845
Amortization of intangibles	433	340
Amortization of debt issuance costs	1,100	1,119
Accretion of discount on notes	2,792	2,508
Gain on sales of fixed assets	(250)	(18)
Equity in losses of unconsolidated affiliates	—	711
Deferred tax benefit (provision)	646	(4,969)
Stock compensation	836	173
Changes in operating assets and liabilities	(108,644)	(104,082)

Net cash used for operations	(41,895)	(51,986)
Investing
Additions to property, plant and equipment	(6,703)	(3,215)
Proceeds from sales of assets held for sale	7,542	381
Acquisition of businesses	(13,627)	—

Net cash used for investing	(12,788)	(2,834)
Financing
Checks not yet presented	12,906	23,621
Net payments on revolving line of credit	—	(55)
Debt issuance costs	(27)	(1,046)
Dividends paid	(9,528)	—
Excess tax benefits from stock based compensation arrangements	1,572	—
Proceeds from common stock options exercised	150	—

Net cash provided by financing	5,073	22,520

Net change in cash and cash equivalents	(49,610)	(32,300)
Net effect of exchange rates on cash and cash equivalents	242	(125)

Net change in cash and cash equivalents	(49,368)	(32,425)
Cash and cash equivalents at beginning of period	79,168	48,204

Cash and cash equivalents at end of period	$29,800	$15,779

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$662	$797
Net cash paid (refunded) during the period for income taxes	$1,251	$(5,291)
Dividends declared but not yet paid	$9,545	$6,305

Reconciliations of Non GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile the difference between working capital, as determined under GAAP, trade working capital, and average trade working capital.

UAP Holding Corp.

(dollars in thousands)

(unaudited)

(1) Working Capital Reconciliation to Trade Working Capital	May 28, 2006	May 29, 2005
Working capital	$227,391	$302,969
Adjustments:
Subtract cash and cash equivalents, and marketable securities	29,800	15,779
Add back short-term debt	133,784	—

Trade working capital	$331,375	$287,190
Trade working capital detail:
Receivables, less allowance for doubtful accounts	$1,131,516	$1,009,097
Inventories	714,215	681,913
Deferred income taxes	21,546	21,223
Vendor prepay	9,833	33,360
Other current assets	5,642	5,978

Subtotal	1,882,752	1,751,571
Accounts payable	1,408,791	1,306,343
Other accrued liabilities	116,189	122,551
Income taxes payable	24,901	35,379
Deferred income taxes	1,496	108

Subtotal	1,551,377	1,464,381

Trade working capital	$331,375	$287,190

(1) Average Trade Working Capital (a)	Fifty-two weeks ended May 28, 2006	Fifty-two weeks ended May 29, 2005
Accounts receivable, net	$665,284	$576,120
Inventories	628,267	575,841
Prepaid expense (b)	71,737	89,722

Sub-total	1,365,288	1,241,683
Advances on sales	114,395	105,789
Trade payables	804,008	648,299

Sub-total accounts payable	918,403	754,088
Accrued expenses (c)	117,299	113,390

Sub-total	1,035,702	867,478

Average trade working capital	$329,586	$374,205

Change in twelve month average trade working capital	$(44,619)

(a)	Trailing 12 month average for each period.

(b)	Includes deferred income taxes and other current assets

(c)	Includes other accrued liabilities, income taxes payable and deferred income taxes

The press release furnished herewith uses the non-GAAP financial measures of trade working capital and average trade working capital. We believe that trade working capital and average trade working capital best reflect our ongoing performance and business operations during the periods presented and are more useful to investors for comparative purposes. In addition, management uses these financial measures in internal reporting, in its budgeting and long-range planning processes and in determining performance-based compensation.

The presentation of trade working capital and average trade working capital is intended to supplement investors’ understanding of our operating performance. These non-GAAP financial measures may not be comparable to similar measures used by other companies. Furthermore, these non-GAAP financial measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400